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                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                           Three Months
                                Ended
                             March 31, 1997
                             ______________

Net Income                     $647,844
                               ========
Weighted average
shares outstanding            1,256,928

Common stock
equivalents due to dilutive
effect of stock options          66,765
                              ---------
Total weighted average
common shares
and equivalents
outstanding                   1,323,693
                             ==========
Primary earnings
per share                          $.49
                                   ====

Total weighted average
common shares and
equivalents outstanding
for primary computation       1,323,693

Additional dilutive
shares using the end of
period market value versus
the average market value
when applying the treasury
stock method                      3,500*
                              ---------
Total weighted average
common shares and
equivalents outstanding for
fully diluted
computation                    1,327,193
                              ==========

Fully diluted
earnings per share                  $.49
                                    ====

*Note: If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.